EXHIBIT 99.1

Director Resignation Letter

August 9, 2017

Board of Directors / Executive

Indoor Harvest Corp.

5300 East Freeway, Suite A

Houston, Texas 77020

Dear Board of Directors:

I appreciate the time in serving the shareholders of Indoor Harvest Corp as a Director and Officer. With the company pivoting its model around its core IP, I am looking forward to watching the growth led by a team solely focused on operating within the regulated cannabis industry.

I look forward to continuing to work at times with the Indoor Harvest cultivation design team leading the private Canadian corporation Bright Orchard, in our commercial agriculture developments.

As part of the Company’s agreed transition, please accept this letter as my formal notice of resignation as a Director and Chief Executive Officer for Indoor Harvest Corp enabling my board position to be occupied by Rick Gutshall. Further, my resignation was not the result of any disagreement with us on any matter relating to our operations, policies or practices.

Sincerely,

John Choo

4 Nanaimo Drive Ottawa,

Ontario, Canada.